EXHIBIT (a)(5)

                                  Supplement to

                           Offer to Purchase For Cash

                                       by

                              SP MILLENNIUM L.L.C.

                                to purchase up to

                 2,000 units of limited partnership interests in
                      URBAN IMPROVEMENT FUND LIMITED - 1974
                            For $650 Per Unit In Cash

                                  April 6, 2004

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
                  APRIL 14, 2004, UNLESS THE OFFER IS EXTENDED.

This Supplement to Offer to Purchase for Cash (this "Supplement") amends and supplements the Offer to Purchase for Cash dated March 16, 2004 of SP Millennium L.L.C. (the "Offer to Purchase").

You should read this entire document, the Offer to Purchase previously sent to you, the Annex attached to the Offer to Purchase and the related Agreement of Sale and Assignment before deciding to tender your units. Each of these documents contains important information about our offer.

                                      * * *

We are making the following changes to the Offer to Purchase:

Summary Term Sheet

1. The following paragraph is added as the second paragraph on page 2 of the Summary Term Sheet:

          How do you intend to prorate your purchase of my units if the offer will result in less than 300 limited partners? We are structuring this offer to avoid a going-private transaction. If the units in your Partnership were to be held by less than 300 limited partners, the Partnership could file a Form 15 to cause its duty to file periodic reports to be suspended. If our offer would result in there being less than 300 limited partners, we will amend the offer to reduce the total number of units that we are offering to purchase from 2,000 to a lower number. By reducing the total number of units that we are offering to purchase to a number that is less than the number of units previously tendered, we will then purchase all units tendered on a pro rata basis. This means that we will purchase from you a number of units equal to the number of units tendered multiplied by a proration factor that is equal to the total number of units we are offering to purchase divided by the total number of units actually tendered. In the event that we decide to amend the offer for this purpose, we will extend the Expiration Date of the offer to hold the offer open for an additional 10 business days.

Terms of the Offer; Expiration Date; Proration

2. The following paragraph is added as the third paragraph under "Section 1. Terms of the Offer; Expiration Date; Proration" on page 8 of the Offer to
Purchase:

          If, prior to the Expiration Date, the Partnership makes a distribution on your units, we will reduce the offer price of $650 by the amount of the distribution. In the event that the offer price is reduced by us as a result of any distributions made with respect to the units, we will extend the Expiration Date of the offer by at least 10 business days.

3. The paragraph under the subheading "Proration to prevent a going-private transaction" on page 8 of the Offer to Purchase is hereby amended in its entirety to read as follows:

          Your partnership is required to file periodic reports with the SEC. If the units in your Partnership were to be held by fewer than 300 persons, the Partnership could file a Form 15 with the SEC to cause its duty to file periodic reports to be suspended. If our purchase of units pursuant to this offer would result in the units of limited partnership being held by less than 300 limited partners, we will amend our offer to reduce the total aggregate number of units that we are willing to purchase below the number of units that have been already tendered. The effect of this reduction will be that, if you have already tendered your units, we will purchase less than 100% of the total number of units that you have tendered. Any proration will be made pro rata as to all tendering unit holders. If we prorate our purchase of units in this manner, we will amend this offer to purchase, send the amended offer to purchase to all limited partners and hold our amended offer open for an additional 10 business days from the date that notice of the change is sent to the limited partners. We will terminate the offer if, upon the expiration of our offer, and after application of our amended offer to purchase a reduced number of units to prevent there being fewer than 300 limited partners at the conclusion of the offer, our purchase of validly tendered units will result in there being fewer than 300 unit holders at the conclusion of the offer.

Acceptance for Payment and Payment for Units

4. The second paragraph under "Section 2. Acceptance for Payment and Payment for Units" on page 9 of the Offer to Purchase is amended in its entirety to read as follows:

          In our purchase of units, we will make appropriate adjustments to avoid purchases that would violate the Partnership Agreement and any relevant procedures or regulations promulgated by the general partner. We may, subject to SEC rules, have to amend our offer to reduce the number of units we will purchase so that we only purchase units that, together with all units previously transferred during the preceding 12 months, do not exceed 50% of the outstanding units of the Partnership. In the event that we reduce the number of units we will purchase pursuant to this offer, we will extend the Expiration Date of the offer by at least 10 business days. However, we believe that our purchase of 2,000 units, together with units previously transferred within the preceding 12 months, constitutes the transfer of approximately 29% of the total units outstanding and therefore an amendment to our offer will not be necessary.

5. The last paragraph on page 9 of the Offer to Purchase is deleted in its entirety.

Procedure for Tendering Units

6. The following sentence is added to the end of the paragraph under the subheading "Assignment of Interest in Future Distributions" on page 11 of the Offer to Purchase:

          In the event that we waive or amend any of the conditions of this offer with respect to any particular unit, we will waive or amend the condition with respect to all unit holders.

Extension of Tender Period; Termination; Amendment

7. The second sentence in the first paragraph under "Section 5. Extension of Tender Period; Termination; Amendment" on page 12 of the Offer to Purchase is hereby amended in its entirety to read as follows:

          All conditions to the offer, other than those dependent upon the receipt of necessary government approvals, must be satisfied or waived before the Expiration Date of the offer.

8. The following sentences are added to the end of the second paragraph under "Section 5. Extension of Tender Period; Termination; Amendment" on page 12 of the Offer to Purchase:

          We will only delay acceptance of units if the transfer papers for such units are incomplete and we have to communicate with you to obtain revised or additional transfer papers. We will only delay payment for your units if your Partnership's transfer agent notifies us that the transfer papers for your units are incomplete.

Certain Federal Income Tax Matters

9. The phrase "is for general information only" is hereby deleted from the fifth sentence of the first paragraph under "Section 6. Certain Federal Income Tax Matters" on page 13 of the Offer to Purchase. This sentence therefore reads as follows:

          This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws.

Information Concerning Us and Certain of Our Affiliates

10. The second full paragraph on page 17 of the Offer to Purchase is amended in its entirety to read as follows:

          We have acquired units in your Partnership in secondary market transactions in the past. In January 2004, two individual limited partners each contacted us to ask if we would be willing to purchase their units at the price of $510 per unit. One limited partner wished to sell 20 units, and the other limited partner wished to sell 25 units. We agreed to purchase the units of both limited partners for $510 per unit. The effective date of the transfers of the units was March 1, 2004.

Background and Pricing of the Offer.

11. The discussion on page 23 of the Offer to Purchase, under the subheading "Determination of Offer Price" is hereby supplemented with the following information about the preliminary operating budgets for two of the local property partnerships in which your Partnership holds equity interests:

          The preliminary budget for 2004 for the property owned by SP Village Green L.L.C. shows Gross Potential Rent of $4,725,405 for the year, Total Rental Losses of $220,228, Total Revenue of $4,662,689, Total Expenses of $1,606,249, Net Operating Income of $3,056,440, Debt Service of $1,627,500, Capital Expenditures of $370,000, and Net Cash Flow of $1,058,940. The preliminary budget for 2004 for the property owned by SP Trail Walk LLC shows Gross Potential Rent of $2,101,324 for the year, Total Rental Losses of $186,413, Total Revenue of $2,057,991, Total Expenses of $905,497, Net Operating Income of $1,152,494, Debt Service of $756,893, Capital Expenditures of $467,800, and Net Cash Flow of $72,199. The information from these budgets is preliminary only, and should not be relied upon by limited partners as a guarantee of future performance of these properties. The performance of rental multi-family real estate is dependent upon many factors, both national and local, such as interest rates, economic growth, the availability of alternative residential housing choices, and consumer confidence. Because many of these factors are unpredictable, the actual financial performance of these properties in 2004 may be greater or lesser than the information presented in the budgets.

Future Plans of the Purchaser.

12. The following sentence is added to the end of the second paragraph under "Section 12. Future Plans of the Purchaser" on page 37 of the Offer to Purchase:

          The possible future circumstances that could cause us to acquire additional units in your Partnership include: (i) calls from individual limited partners after the completion of this Offer seeking to sell their units; (ii) tender offers by unaffiliated parties that might cause us to re-analyze the value of the units and therefore consider another tender offer; and (iii) periodic re-analysis by us of the value of the units and the underlying assets of your Partnership.

Source of Funds.

13. The first two sentences on page 39 of the Offer to Purchase are hereby amended in their entirety to read as follows:

          We have sufficient cash on hand or available through a credit facility to fund the purchase of all of the limited partnership units that we are seeking in this offer. We have arranged for a credit facility with Madrona Ridge L.L.C., a Washington limited liability company that is wholly owned by John M. Orehek, a minority owner in SP Investments II L.L.C., our indirect owner.

Conditions of the Offer.

14. The first four bulleted paragraphs under "Section 17. Conditions of the Offer" beginning on page 39 of the Offer to Purchase, shall be amended in their entirety to read as follows:

          . any adverse change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your Partnership or local markets in which the properties owned by the local property partnerships in which your Partnership has an equity interest as a limited partner are located, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are materially adverse to your Partnership or the value of the units to us, or we shall have become aware of any facts relating to your Partnership, its indebtedness or its operations which, in our reasonable judgment, has material significance with respect to the value of your Partnership or the value of the units to us; or

          . there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States from the date hereof, (iii) any material adverse change in the commercial mortgage financing markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof),
             (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, affects the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

          . there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which
             (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or materially limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your Partnership or to remove such entity as general partner of your Partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your Partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) results, in our reasonable judgment, in a material diminution in the value of your Partnership or a material limitation of value of the units to us; or

          . there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your Partnership, any general partner of your Partnership, us or any affiliate of ours or your Partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

15. The last bulleted paragraph on page 41 of the Offer to Purchase shall be amended in its entirety to read as follows:

          . upon the expiration of our offer, and after application of our amended offer to reduce the number of units we are offering to purchase to prevent there being fewer than 300 limited partners at the conclusion of the offer, our purchase of validly tendered units will result in there being fewer than 300 unit holders at the conclusion of the offer.

16. The last paragraph of "Section 17. Conditions of the Offer" on page 41 of the Offer to Purchase shall be amended in its entirety to read as follows:

          The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions and may be waived by us in whole or in part at any time prior to the expiration of the offer in our reasonable discretion; provided, however, that we will not waive the requirement to obtain necessary governmental approvals or the last condition described above relating to a going-private transaction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time. All of the conditions to the offer, other than those dependent upon the receipt of necessary government approvals, must be satisfied or waived in writing prior to the expiration of the offer.

Annex I.

17.  The following sentences are added at the end of Annex I:

          The business address for SP Special LLC, the managing member of SP Millennium L.L.C., and SP Real Estate L.L.C., the managing member of SP Special L.L.C., is 1201 Third Avenue, Suite 5400, Seattle, Washington 98101. Mr. Pfleger and Mr. Orehek also serve as the managers of SP Investments II, LLC.

                                      * * *

If you desire to accept our offer, you should complete and sign the Agreement of Sale and Assignment that you previously received in accordance with the instructions thereto and mail or deliver the signed Agreement of Sale and Assignment and any other required documents to SP Millennium L.L.C., 1201 Third Avenue, Suite 5400, Seattle, Washington 98101.

QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS SUPPLEMENT, THE OFFER TO PURCHASE OR THE AGREEMENT OF SALE AND ASSIGNMENT MAY BE DIRECTED TO SP MILLENNIUM L.L.C. BY TELEPHONE AT (800) 398-6399 OR (206) 622-9900 OR BY FACSIMILE AT (206) 628-8031.

                              SP Millennium L.L.C.
                          1201 Third Avenue, Suite 5400
                            Seattle, Washington 98101
                            Toll Free: (800) 398-6399